                                                                  Exhibit 3.4

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                                  SFMT, INC.

        SFMT, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

        1. The name of the Corporation is SFMT, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 1993.

        2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        3. The initial language of Paragraph FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                                  "ARTICLE IV


        The total number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, of which there shall be 40,000,000 (forty million) shares of common stock, par value $0.0001 per share, and 10,000,000 (ten million) shares of preferred stock, par value $0.0001 per share."

        IN WITNESS WHEREOF, SFMT, INC. has caused this certificate to be signed by Morris A. Sandler, its Executive Vice President, and attested by Neil Molberger, its Secretary, this 12th day of January, 1995.

                                          SFMT, INC.



                                          By: /s/  MORRIS A. SANDLER
                                             ----------------------------------
                                             Title:  Executive Vice President

ATTEST:


/s/  NEIL MOLBERGER
-----------------------------------
Secretary